EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-13511) of Universal Stainless & Alloy Products, Inc. of our report dated September 25, 2003 relating to the financial statements of the Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
September 29, 2004